Exhibit 99.1

Great Elm Capital Corp. Announces $5 Million Stock Repurchase Program

March 18, 2019

WALTHAM, Mass., March 18, 2019 (GLOBE NEWSWIRE) – Great Elm Capital Corp. (NASDAQ: GECC) (“GECC”) announced today that its board of directors approved a stock repurchase program under which GECC is authorized to repurchase up to $5 million in the aggregate of its outstanding common stock.

Under the program, GECC is authorized to repurchase shares of its common stock in open market transactions, including block purchases, depending on prevailing market conditions and other factors.

The repurchase program may be extended, modified or discontinued at any time for any reason. The program does not obligate GECC to acquire any specific number of shares of common stock, and all repurchases will be made in accordance with U.S. Securities and Exchange Commission Rule 10b-18 and accomplished through a Rule 10b5-1 plan, which set certain restrictions on the method, timing, price and volume of stock repurchases. Unless extended or terminated by its board of directors, the termination date for the repurchase program will be on December 31, 2019.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC targets special situations and catalyst-driven investments as it seeks to generate attractive, risk-adjusted returns through both current income and capital appreciation.

Media & Investor Contact:

Investor Relations

+1 617 375-3006

investorrelations@greatelmcap.com